Exhibit 16

                             Crisp Hughes Evans LLP
                           3600 Bank of America Plaza
                               Charlotte, NC 28280


March 12, 2004



Securities and Exchange Commission
450 Fifth Street SW
Washington, D.C. 20549

Re:      Lifestyle Innovations, Inc.
         Commission File Number 001-04026

Dear Sirs:

We have read the statement included under Item 4 of Form 8-K prepared by Lifestyle Innovations, Inc. dated March 12, 2004. We agree with the first sentence of the first paragraph, all of the second paragraph, all of the third paragraph and the entire fourth paragraph. As to the statement in the second sentence of the first paragraph (concerning the company's decision to engage Guest & Company, P.C. as its principal accountant) and the fifth paragraph, we have no basis to agree or disagree with them.

Very truly yours,


/s/ Crisp Hughes Evans LLP

Crisp Hughes Evans LLP


                                       5